Exhibit - 10 ii

                              Custodian Agreement
            between BULLFINCH FUND, INC. and Charles Schwab & Co. Inc.

SCHWAB INSTITUTIONAL SCHWAB BROKERAGE ACCOUNT APPLICATION
Investment Manager ("IM") Firm Name: Carosa & Stanton Asset Management, LLC

1. TYPE OF ACCOUNT (Check one)

    X  Brokerage Account Only
       Brokerage Account With Margin and Short Account Feature

2. ACCOUNT REGISTRATION (Check only one.)

       Individual                                         Tenants in Common
       Joint Tenants with Rights to Survivorship          Community Property
    X  Corporate/Business                                 Investment Club
       Pension Trust                                      Other

3. ACCOUNT HOLDER INFORMATION

    Account Holder Name: BULLFINCH FUND, INC.
    Social Security/Tax I.D. Number: 16-1516377  Birth (Inception) Date: 2/1/97
    Country of Citizenship:   USA                Country of Legal Residence: USA
    Home Street Address: 2 Lantern Lane
    City/State/Zip: Honeoye Falls, NY  14472     Home Phone: (716) 624-1758
    Occupation: n/a
    Employer's Name: n/a
    Employer's Street Address: n/a
    City/State/Zip: n/a                          Employer's Phone: n/a
    Bank Reference: n/a

4. JOINT ACCOUNT HOLDER INFORMATION - n/a

5. CHOOSE A SCHWAB MONEY FUND TO EARN DAILY INCOME ON YOUR CASH BALANCE

You may have the cash balance in your Schwab Account sept daily into a Schwab Money Fund and earn daily income. There is a $1,000 minimum opening investment for a Schwab Money Fund. To obtain a prospectus and Money Fund Agreement, please check one of the Boxes below. This is an indication of interest only. You are not obligated to buy shares of any Schwab Money Fund. Please read the prospectus carefully for any Schwab Money Fund in which you are interested before you in-vest. Select one of the boxes below.

    X  Schwab Money Market Fund
       Schwab Municipal Money Fund-Sweep Shares
       Schwab U.S. Treasury Fund
       Florida Municipal Cash Trust
              (for FL taxpayers only)(Not a Schwab Money Fund)
       Schwab Government Securities Money Fund
       Schwab California Municipal Money Fund-Sweep Shares
              (for CA taxpayers only)
       Schwab New York Municipal Money Fund-Sweep Shares
              (for NY taxpayers only)
       I do not wish to open a Schwab Money Fund.
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If you wish to fund your account at this time, please enclose a check for your initial deposit. Minimum to activate the account is $1,000. Please make check payable to Charles Schwab & Co. Inc.
Amount of your initial deposit: $20,000

6. ACCOUNT HANDLING INSTRUCTIONS

For your convenience, Schwab will automatically hold all your securities purch-ased, sales proceeds, dividends and interest. If you do not want your account handled in this manner, we will follow your special handling instructions indic-ated below. (Please check the appropriate line, if any)

          Mail certificates to me (a small handling fee applies).
          Mail proceeds to me on settlement date (not available if you select a money market fund).
          Mail all dividends to me at the end of the month.
          Mail all dividends/interest to me as they are paid.

7. REORGANIZATION LETTER AND MATERIALS MAILING PREFERENCES (Check one)

Note: Materials are any documents the Issuer wishes to include in the mailing.

     Investment Manager receives an information-only letter and the materials.
        Account Holder performs the action, receives the Response Coupon and the materials.
     Investment Manager performs the action, receives the Response Coupon and the materials. Account Holder receives an information-only letter and the materials.
  X Investment Manager performs the action, receives the Response Coupon and the materials. Account Holder does not receive anything related to the Reorganization.
     Investment Manager does not receive anything related to the Reorganization.
        Account Holder performs the action, receives the Response Coupon and the materials.

8. INTERIM MAILING PREFERENCES (Check one)

Note: Interim mailings include annual reports, semi-annual reports, quarterly reports, and prospectuses that are subsequent to the initial purchase making.

  X  Investment Manager receives the Interim mailings; Account Holder receives the Interim Mailings.
     Investment Manager receives the Interim mailings; Account Holder does not receive the Interim mailings.
     Investment Manager does not receive the Interim mailings; Account Holder receives the Interim mailings.



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9. INITIAL ANY OF THE FOLLOWING STATEMENTS WHICH APPLY

Note: Any of these authorizations may be revoked by providing written notice to Schwab. Please Note: If more than one person is listed on the account, each
        Account Holder must initial the information below.

   CC  GRS   TRADING AUTHORIZATION. I Authorize IM to direct Schwab to execute trades in my account provided under the Trading Authorization heading below.
   CC  GRS   DISBURSEMENT AUTHORIZATION. I Authorize IM to direct disbursal of funds for investment purposes or to me personally. I authorize Schwab to remit checks, wire funds, and otherwise to make dis-bursements of funds held in the account, 1) to banks, broker-dealers, investment companies or other financial institutions to an account of identical registration, or 2) to me at my address of record. (NOTE: This option is only effective if IM is author-ized to direct Schwab to execute trades.)
    CC GRS   FEE PAYMENT AUTHORIZATION. I authorize Schwab to pay management fees to IM from my account in the amount of IM's invoice. I have authorized IM in writing to receive fee payments directly from my account. Schwab may redeem money market fund shares in my account to the extent necessary to pay such fees. Schwab may re-ly on the invoices submitted by IM, and will have no responsib-ility to verify fees so invoiced.
             ASSET-BASED PRICING AUTHORIZATION. If Schwab fees will be asset-
                based, I have received, read, and agreed to the terms indicated in the Asset-Based Pricing Agreement.
    CC GRS   RELEASE OF INFORMATION AUTHORIZATION. I authorize Schwab to send duplicate copies of my trade confirmations and account state-ments to IM via mail and/or via Schwablink(TM).
    CC GRS   RELEASE OF NAME AUTHORIZATION. I authorize Schwab to disclose my name upon request to companies whose securities are held in my account.

10. PLEASE READ AND SIGN THIS BROKERAGE ACCOUNT AGREEMENT
This agreement is only effective upon Schwab's acceptance and approval of this application.

I authorize Charles Schwab & Co., Inc. ("Schwab") to open a Brokerage Account (the "Account") in the names listed on this Brokerage Account Application ("BAA"). I am of legal age. I agree to read and be bound by the terms of this BAA and the Schwab Brokerage Account Agreement Booklet ("Account Agreement"), all as currently in effect and as periodically amended. I will notify Schwab if I do not receive the Account Agreement.

TRADING AUTHORIZATION. If I have indicated on this BAA that Investment Manager ("IM") will have the authority to direct Schwab to execute trades in my account, I authorize IM to be my agent and attorney-in-fact, and as such to give instr-uctions to Schwab regarding my account, and to take all actions necessary or in-cidental to the execution of such instructions. If my account has a margin fea-ture, IM is authorized to direct Schwab to trade on margin, to sell short, to borrow securities, to otherwise cause credit to be extended through the Account, and to secure the performance of obligations in the Account with any assets held in the Account (the "Account Assets"). If my account is authorized for option trading, IM is authorized to direct Schwab to purchase and sell (write) index participation contracts and covered and uncovered option contracts on securities and securities-related indexes. Schwab, and other people Schwab has given instructions to in order to implement the IM's instructions, may rely on IM's
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

instructions without obtaining my approval, counter-signature or co-signature. IM's authority will include, without limitation: the authority to give instruc-tions for transactions in securities and financial instruments, including the buying and selling of stocks, bonds, debentures, notes, subscription warrants, stock purchase warrants, covered options (if I have authorized trading covered options), mutual fund shares, evidences of indebtedness and any other securit-ies, instruments or contracts relating to securities.

I authorize Schwab to take such actions as Schwab deems reasonably necessary to carry out instructions Schwab receives from me and/or IM. I further authorize Schwab, acting upon IM's instructions, to aggregate transaction orders for my account with orders for one or more other accounts over which IM has investment discretion or to accept or deliver assets in transactions executed by other broker-dealers where IM has so aggregated orders. I agree that if any such ag-gregated order is executed in more than one transaction, my portion of such or-der may be deemed to have been executed at the weighted average of the prices at which all of such transactions were executed.

ROLE OF CHARLES SCHWAB & CO., INC. I acknowledge and agree that: Schwab will merely carry out transactions as directed by me and/or IM as the case may be; Schwab will not give investment advice to me or to IM; I (and not Schwab) am responsible for investigating and selecting IM; IM is not affiliated with or controlled or employed by Schwab; Schwab has no duty to supervise or monitor trading by me or by IM in my account. Schwab will send me written confirmations of my trades executed through Schwab and monthly statements of all activity in my account. I authorize Schwab to obtain from IM, and IM to provide to Schwab, information regarding my account as Schwab may reasonably request. If any of IM's employees is associated with a member of NASD, NYSE or affiliate, Schwab is authorized to deliver information concerning my account to such member upon request.

TERMINATION OF AUTHORIZATIONS. The authorizations I have granted in this BAA will remain effective until I have revoked any of them by giving written notice to Schwab. Such revocation will not affect my obligation resulting from trans-actions prior to Schwab's receipt of such written notice. I understand that if Schwab terminates its Investment Management Service Agreement with IM, Schwab will not be obligated to honor the authorizations I have granted to IM in this BAA; I will have exclusive control over, and responsibility for, my account; and unless Schwab notifies me otherwise, my account will become a Schwab retail brokerage account. Schwab will notify me as soon as reasonably possible after any such termination.

INDEMNIFICATION. I agree to indemnify and hold harmless Schwab, its affiliates, and their directors, officers, employees, and agents from and against all claims, actions, costs, and liabilities, including attorney's fees arising out of or relating to: (1) their reliance on this BAA, and (2) Schwab's execution of IM's instructions.

TRANSFER AGENT. I agree that any transfer agent or third party receiving a copy of this BAA may act according to its terms and agree to indemnify and hold harm-less any such transfer agent or third party from all claims arising from such reliance. Any transfer agent or third party's right to act hereunder shall re-main in effect until such transfer agent or third party is informed of its re-vocation or termination.


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

TELEPHONE MONITORING. I understand that Charles Schwab & Co., Inc. may tape-record my telephone conversations in order to verify data regarding my transac-tions.

SUCCESSORS AND HEIRS. This Agreement supplements and in no way limits or re-stricts rights which Schwab may have under any other agreement with me. This Agreement will bind my heirs, executors, administrators, successors, and assigns, and will benefit Schwab's successors and assigns.

ARBITRATION AGREEMENT AND DISCLOSURE. Regulatory authorities require that any brokerage agreement containing a pre-dispute arbitration agreement must disclose the following:

- Arbitration is final and binding on the parties.
- The parties are waiving their right to seek remedies in court, including the right to jury trial.
- Pre-arbitration discovery is generally more limited than and different from court proceedings.
- The arbitrator's award is not required to include factual findings or legal reasoning and any party's right to appeal or to seek modification of rulings by the arbitrators is strictly limited.
- The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

I agree to settle by arbitration any controversy between itself and Schwab or any of Schwab's officers, directors, employees, or agents relating to the Account Agreement,and Account transaction, or in any way arising out of my re-lationship to Schwab or IM. Such arbitration will be conducted according to the securities arbitration rules then in effect of the American Arbitration Associa-tion (applying its securities arbitration rules), the National Association of Securities Dealers, Inc., or any registered national securities exchange. Arbi-tration may be initiated by serving or mailing a written notice. The notice must specify which forum will hear the arbitration. This specification will be bind-ing on all parties. Any award the arbitrator makes will be final, and judgement on it may be entered in any court having jurisdiction. This arbitration agreement shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act.

No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action; or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (I) The class certification is denied; or
(II) The class is decertified; or (III) The customer is excluded from the class by the court. Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

Please note that the Account Agreement contains a pre-dispute arbitration agreement on Page 8, Section 16.

If this Account has a margin feature, I acknowledge that, for short sale pur-poses, certain of its securities may be lent to Schwab as principal or lent to other.

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

I certify under penalty of perjury that, (1) the number shown on this BAA is my correct taxpayer number, and (2) I am not subject to back-up withholding wither because I have not been notified that I am subject to back-up withholding as a result of failure to report all interest and dividends, or the Internal Revenue Service ("IRS") has notified me that I am no longer subject to back-up withhold-ing. (I understand that if the IRS has notified me that I am subject to back-up withholding as a result of dividend or interest underreporting, and I have not received a notice from the IRS advising me that back-up withholding is terminat-ed, I must cross out the incorrect information contained above.) The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid back-up withholding.

Account Holder's Signature: Christopher Carosa         Date: February 4, 1997
Account Holder's Signature: Gordon R. Stanton          Date: February 4, 1997

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CORPORATION ACCOUNT

(Authorizing Trading in securities and commodities and permitting margin trans-actions and short sales. Also authorizing trading in puts, calls and combin-ations.)

To Whom it May Concern:

The Bullfinch Fund, Inc. ("Corporation"), by Christopher Carosa its President, pursuant to the resolutions, a copy of which, certified by the Secretary, is annexed hereto, hereby authorizes you to open an account in the name of said Corporation; and the undersigned also encloses herewith your Account Application duly executed on behalf of the Corporation. This authorization shall continue in force until revoked by the Corporation by the written notice, addressed to you and delivered at your office at Charles Schwab.

Dated February 2, 1997
(City) Honeoye Falls (State) New York

Very Truly Yours,
Bullfinch Fund, Inc.
By Christopher Carosa
President

I, Betsy K. Carosa, being the Secretary of Bullfinch Fund, Inc. hereby certify that the annexed resolutions were duly adopted at a meeting of the Board of Directors of the Corporation, and that no action has been taken to rescind or amend said resolutions and that the same are now in full force and effect.

I further certify that each of the following has been duly elected and is now legally holding the office set opposite his/her name.

Christopher Carosa, President
Gordon R. Stanton, Vice President
Christopher Carosa, Treasurer
Betsy K. Carosa, Secretary

I further certify that the said Corporation is duly organized and existing and has power to take action called for by the resolutions annexed.

IN WITNESS WHEREOF, I have hereunto affixed my hand this 4th day of February
1997.

By Betsy K. Carosa, Secretary

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CERTIFIED COPY OF CERTAIN RESOLUTIONS ADOPTED BY THE BOARD OF DIRECTORS
WHEREBY THE ESTABLISHMENT AND MAINTENANCE OF TRADING ACCOUNTS HAVE
BEEN AUTHORIZED

RESOLVED-

FIRST: That the President or any Vice President of this Corporation be and they hereby are, and each of them hereby is, authorized and empowered for and on be-half of its Corporation (the "Corporation"), to establish and maintain one or more accounts, which may be margin accounts, with Charles Schwab & Co., Inc. (the "Brokers") for the purpose of purchasing, investing in, or otherwise ac-quiring, selling (including short-sales), possessing, transferring, exchanging, endorsing, assigning, pledging, or otherwise deposing of, or turning to account of, or realizing upon, and generally dealing in and with (a) any and all forms of securities including, but not by way of limitation, shares, stocks, bonds, debentures, notes, scrip, participation certificates, rights to subscribe, op-tion warrants, stock purchase warrants, certificates of deposits, mortgages, choses in action, evidences of indebtedness, commercial paper, certificates of indebtedness and certificates of interest of any and every kind and nature what-soever, secured or unsecured, whether represented by trust, participating and/or other certificates or otherwise; and (b) any and all commodities and/or con-tracts for the future delivery thereof, whether represented by trust, partic-ipating and/or other certificates or otherwise.

The fullest authority at all times with respect to any such commitment or with respect to any transaction deemed by any of the said officers and/or agents to be proper in connection therewith is hereby confirmed, including authority (without limiting the generality of the foregoing) to give written or oral in-structions to the Brokers with respect to said transactions; to borrow money and securities and if transactions in commodities are authorized hereby to borrow such money, securities, commodities and/or future contracts in commodities from or through the Brokers, and to secure repayment thereof with the property of the Corporation; to bind and obligate the Corporation to and for the carrying out of any contract arrangement, or transact on, which shall be entered into by any such officer and/or agent for or on behalf of the Corporation with or through the Brokers; to pay in cash or by checks and/or drafts drawn upon the funds of the Corporation such sums as may be necessary in connection with any of the said accounts; to deliver securities, contracts and/or commodity futures to the Bro-kers; to order the transfer or delivery thereof to any other person whatsoever and/or to order the transfer of record of securities, or contracts, or titles, to any name selected by any of the said officers or agents; to affix the Corpor-ate seal to any documents or agreements, or otherwise; to endorse any securities and/or contracts in order to pass title thereto; to direct the sale or exercise of any rights with respect to any securities; to sign for the Corporation all releases, powers of attorney and/or other documents in connections with any such account, and to agree to any terms or conditions to control any such account; to direct the Brokers to surrender any securities to the proper agent or party for the purpose of effecting any exchange or conversion, or for the purpose of de-posit with any protective or similar committee, or otherwise to accept delivery of any securities, contracts and/or commodity futures; to appoint any other per-son or persons to do any and all things which any of the said officers and/or agents is hereby empowered to do and generally to do and take all action necess-ary in connection with the account, or considered desirable by such officer and/ or agent with respect thereto.

SECOND: That the Brokers may deal with any and all of the persons directly or indirectly by the foregoing resolution empowered as thought they are dealing with the Corporation directly.

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THIRD: That the Secretary of the Corporation be and he/she hereby is authorized, empowered and directed to certify, under the seal of the Corporation, or other-wise to the Brokers:

(a) a true copy of these resolutions

(b) specimen signatures of each and every person by these resolutions empowered;

(c) a certificate (which, if required by the Brokers, shall be supported by an opinion of general counsel of the Corporation, or other counsel satisfactory to the Brokers) that the Corporation is duly organized and existing, that its char-ter empowers it to transact the business by these resolutions defined, and that no limitation has been imposed upon such powers by the By-laws or otherwise.

FOURTH: That the Brokers may rely upon any certification given in accordance with these resolutions, as continuing fully effective unless and until the Bro-kers shall receive due written notice of a change in or the rescission of the authority so evidenced and the dispatch or receipt of any other form of notice shall not constitute a waiver of this provision, nor shall the fact that any person hereby empowered ceases to be an officer of the Corporation or becomes an officer under some other title in any way affect the powers hereby conferred. The failure to supply any specimen signature shall not invalidate any trans-action if the transaction is in accordance with authority actually granted.

FIFTH: That in the event of any change in the office or powers or persons hereby empowered, the Secretary shall certify such changes to the Brokers in writing in the manner hereinabove provided, which notification, when received, shall be adequate both to terminate the powers of the persons theretofore authorized, and to empower the persons thereby substituted.

SIXTH: That the foregoing resolutions and the certificates actually furnished to the Brokers by the Secretary of the Corporation pursuant thereto, be and they hereby are made irrevocable until written notice of the revocation thereof shall have been received by the Brokers.

SEVENTH: That the Corporation authorizes its agents to trade in the following types of Options: covered puts and calls and uncovered puts and calls, subject to approval by Charles Schwab & Co., Inc. of each agent of the Corporate Account.

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CERTIFICATE OF CORPORATE AUTHORIZATION TO TRANSFER (GENERAL)

I, Betsy K. Carosa, being duly constituted Secretary of Bullfinch Fund, Inc., a corporation organized and existing under and by virtue of the Laws of the State of Maryland (hereinafter called this Corporation) do hereby certify that the following is a true and complete copy of resolutions duly adopted at a meeting of the Board of Directors of this Corporation, duly called and held on February 1, 1997, at which a quorum was present and voting; that said resolutions are still in full force and effect and have not been rescinded; and that said re-solutions are not in conflict with the Charter or By-Laws of the Corporation.

RESOLVED: That any of the following officers, to wit: Christopher Carosa, Pres-ident and Gordon R. Stanton, Vice President, of this Corporation be, and they hereby are, fully authorized and empowered to transfer, convert, endorse, sell, assign, set over and deliver any and all shares of stock, bonds, debentures, notes, subscription warrants, stock purchase warrants, evidences of indebtedness or other securities now or hereafter standing in the name of or owned by this Corporation and to make, execute and deliver, under the corporate seal of this Corporation, any and all written instruments of assignment and transfer necess-ary or proper to effectuate the authority hereby conferred.

FURTHER RESOLVED: That whenever there shall be annexed to any instrument of assignment and transfer, executed pursuant to and in accordance with the forego-ing resolution, a certificate of the Secretary or an Assistant Secretary of this Corporation in office at the date of such certificate, and such certificate shall set forth these resolutions and shall state that these resolutions are in full force and effect and shall also set forth the names of the persons who are then officers of this Corporation, than all persons to whom such instrument with the annexed certificate shall thereafter come, shall be entitled, without fur-ther inquiry or investigation and regardless of the date of such certificate, to assume and to act in reliance upon the assumption that the shares of stock or other securities named in such instrument were theretofore duly and properly transferred, endorsed, sold, assigned, set over and delivered by this Corpora-tion, and that whith respect to such securities the authority of these resolu-tions and of such officers is still in full force and effect.

I hereby certify that the following is a true and correct list of present officers of this Corporation:

President:      Christopher Carosa
Vice-President: Gordon R. Stanton
Secretary:      Betsy K. Carosa
Treasurer:      Christopher Carosa



     (CORPORATE SEAL)           Secretary (signed) Betsy K. Carosa

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